As filed with the Securities and Exchange Commission on May 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DMC Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0608431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11800 Ridge Parkway, Suite 300 Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

DMC GLOBAL INC. 2025 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Eric V. Walter

Chief Financial Officer

DMC Global Inc.

11800 Ridge Parkway, Suite 300

Broomfield, Colorado 80021

(Name and address of agent for service)

(303) 655-5700

(Telephone number, including area code, of agent for service)

Copy to:

Christopher J. Gyves

Womble Bond Dickinson (US) LLP

One West Fourth Street

Winston-Salem, North Carolina 27101

(336) 721-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act, as amended:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DMC Global Inc. (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 2,414,278 shares of its common stock, par value $0.05 per share (the “Common Stock”), issuable pursuant to the DMC Global Inc. 2025 Omnibus Incentive Plan (the “Plan”), consisting of (i) 560,000 shares of Common Stock, (ii) 522,367 shares of Common Stock (the “Unissued Shares”), representing any shares remaining available for the grant of awards as of May 14, 2025, the effective date of the Plan (the “Effective Date”), under the DMC Global Inc. 2016 Omnibus Incentive Plan (as amended, the “Prior Plan”); and (iii) 1,331,911 shares of Common Stock (together with the Unissued Shares, the “Prior Plan Shares”), representing shares subject to an award granted under the Prior Plan, which award was or may become forfeited, cash-settled, cancelled, terminated, expired or lapsed for any reason after the Effective Date without the issuance of shares or pursuant to which such shares are forfeited. The Prior Plan Shares are securities of the same class and relate to the same employee benefit plan, the Prior Plan, as those shares registered on the Company’s registration statement on Form S-8 (the “Prior Registration Statement”) previously filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2016 (Registration No. 333-214460), which is hereby incorporated by reference. The Prior Plan Shares were previously registered under the Prior Registration Statement and do not represent an increase in the total number of shares of the Common Stock that may be issued pursuant to the Prior Plan. The Plan was approved by the Company’s stockholders on May 14, 2025 and became effective on May 14, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 24, 2025;

(b)	The information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 1, 2025 and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 1, 2025;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2025, February 5, 2025, March 11, 2025, March 18, 2025 and April 30, 2025;

(e)	The description of the Company’s common stock, par value $0.05 per share, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on February 24, 2025, including any amendment or report filed for the purpose of updating such description; and

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been directors or officers, subject to such limitations as may be provided therein.

As permitted by the DGCL, our Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

As permitted by the DGCL, our Amended and Restated Certificate of Incorporation generally requires us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such action, suit or proceeding.

Article XI of our bylaws generally provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law.

In addition, we have entered into indemnification agreements with each of our directors and officers under which we have indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being one of our directors or officers, and we maintain directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 4, 2016).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2022).

4.3	Certificate of Correction of Certificate of Amendment of DMC Global Inc. filed on August 14, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K filed on August 15, 2024).

4.4	Amended and Restated Bylaws of DMC Global Inc., adopted on May 15, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 20, 2024).

5.1	Opinion of Womble Bond Dickinson (US) LLP as to the legality of the common stock being registered.

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).

99.1	DMC Global Inc. 2025 Omnibus Incentive Plan.

107.1	Filing Fee Table.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 14th day of May, 2025.

DMC GLOBAL INC.

By:	/s/ James O’Leary
James O’Leary
Executive Chairman, Interim President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned authorizes James O’Leary and Eric V. Walter, or either of them severally, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to the Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 14, 2025.

/s/ James O’Leary		/s/ Eric V. Walter
Name:	James O’Leary	Name:	Eric V. Walter
Title:	Executive Chairman, Interim President and Chief Executive Officer (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial Officer)

/s/ Brett Seger		/s/ Ruth I. Dreessen
Name:	Brett Seger	Name:	Ruth I. Dreessen
Title:	Chief Accounting Officer (Principal Accounting Officer)	Title:	Director

/s/ Michael A. Kelly		/s/ Clifton Peter Rose
Name:	Michael A. Kelly	Name:	Clifton Peter Rose
Title:	Director	Title:	Director

/s/ Ouma Sananikone
Name:	Ouma Sananikone
Title:	Director